UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 7, 2005

Carmike Cinemas, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-14993	58-1469127
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 First Avenue, Columbus, Georgia	31901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (706) 576-3400

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

     Carmike Cinemas, Inc. (the “Company”) has entered into a First Amendment, dated as of June 7, 2005 (the “Amendment”), to the Credit Agreement, dated as of May 19, 2005 (the “Credit Agreement”), among the Company, the Lenders from time to time parties thereto, Wells Fargo Foothill, Inc., as documentation agent and Bear Stearns Corporate Lending Inc., as administrative agent.

     The Credit Agreement was amended to document additional procedures and provisions applicable to the issuance of letters of credit and to make typographical or conforming changes to certain definitions, representations and covenants in the Credit Agreement.

     There are no material relationships between the Company and the other parties to the Credit Agreement other than in respect of the Credit Agreement. However, Bear, Stearns & Co. Inc. has previously served as an underwriter for the Company’s securities, Wells Fargo Foothill, Inc. has served as administrative agent and collateral agent in connection with the Company’s former credit facilities and certain lenders under the Credit Agreement may have from time to time served as lenders under the Company’s former credit and term loan facilities. Affiliates of Bear, Stearns & Co. Inc. and other lenders under the Credit Agreement have engaged in and may in the future engage in investment banking and other commercial dealings with the Company in the ordinary course of business.

     The foregoing description of the Amendment is a general description only and is qualified it its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1	First Amendment to the Credit Agreement, dated as of June 7, 2005, among the Company, the Lenders from time to time parties thereto, Wells Fargo Foothill, Inc., as Documentation Agent and Bear Stearns Corporate Lending Inc., as Administrative Agent.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMIKE CINEMAS, INC.

Date: June 28, 2005	By:	/s/ Martin A. Durant
Martin A. Durant Senior Vice President — Finance, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to the Credit Agreement, dated as of June 7, 2005, among the Company, the Lenders from time to time parties thereto, Wells Fargo Foothill, Inc., as Documentation Agent and Bear Stearns Corporate Lending Inc., as Administrative Agent.